Exhibit 99.1

VIPER ENERGY, INC., A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL AND OPERATING RESULTS; INCREASES BASE DIVIDEND AND SHARE BUYBACK AUTHORIZATION

MIDLAND, Texas, February 23, 2026 (GLOBE NEWSWIRE) -- Viper Energy, Inc. (NASDAQ:VNOM) (“Viper,” “we,” “our” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the fourth quarter and full year ended December 31, 2025.

FOURTH QUARTER HIGHLIGHTS
•Q4 2025 average production of 66,413 bo/d (134,000 boe/d)
•Q4 2025 consolidated net loss (including non-controlling interest) of $246 million; net loss attributable to Viper of $103 million, or $0.61 per Class A common share; consolidated adjusted net income of $121 million, or $0.72 per Class A common share
•Q4 2025 cash available for distribution to Viper’s Class A common shares (as defined and reconciled below) of $145 million, or $0.85 per Class A common share
•Declared Q4 2025 base cash dividend of $0.38 per Class A common share; implies a 3.3% annualized yield based on the February 20, 2026 Class A common share closing price of $45.64
•Declared Q4 2025 variable cash dividend of $0.14 per Class A common share; total base-plus-variable dividend of $0.52 per Class A common share implies a 4.6% annualized yield based on the February 20, 2026 Class A common share closing price of $45.64
•During Q4 2025, repurchased 2.4 million shares of the Company’s common stock (including both Class A shares and Class B shares paired with OpCo units) for an aggregate purchase price of approximately $94 million, excluding excise tax (average price of $38.69 per share)
•Total Q4 2025 return of capital to Class A stockholders of $131 million, or $0.77 per Class A common share, represents 90% of cash available for distribution
•739 total gross (13.0 net 100% royalty interest) horizontal wells turned to production on Viper’s Permian Basin acreage during Q4 2025 with an average lateral length of 11,283 feet

FULL YEAR 2025 HIGHLIGHTS
•Full year 2025 average production of 48,973 bo/d (95,126 boe/d)
•Received $48 million in lease bonus income
•Full year 2025 consolidated net loss (including non-controlling interest) of $206 million; net loss attributable to Viper of $68 million, or $(0.48) per Class A common share
•Generated full year 2025 consolidated adjusted EBITDA (as defined and reconciled below) of $1.3 billion
•Declared dividends of $2.20 per Class A common share during the full year 2025
•Repurchased approximately 5.0 million shares of the Company’s common stock for an aggregate purchase price of approximately $194 million, excluding excise tax (average price of $38.53 per share)

•Proved reserves as of December 31, 2025 of 406,035 Mboe (78% PDP, 48% oil), up 107% year over year with oil up 106% from year end 2024
•2,085 total gross (42.0 net 100% royalty interest) horizontal wells turned to production on Viper’s Permian Basin acreage during 2025 with an average lateral length of 11,618 feet

2026 OUTLOOK
•Increasing base dividend 15% to $1.52 per share annually; represents approximately 50% of cash available for distribution at $50 WTI
•Increasing share repurchase authorization by $1.0 billion; approximately $1.2 billion remains under the repurchase program
•On February 9, 2026, closed the divestiture of Viper’s non-Permian assets to an affiliate of GRP Energy Capital and Warwick Capital Partners (the “Non-Permian Divestiture”) for net proceeds of approximately $617 million (subject to customary post-closing adjustments)
•Initiating average daily production guidance for Q1 2026 in the range of 62,500 to 64,500 bo/d (124,000 to 128,000 boe/d)
•Initiating average daily production guidance for the full year 2026 in the range of 61,000 to 67,000 bo/d (120,000 to 132,000 boe/d)
•As of December 31, 2025, there were approximately 1,388 gross horizontal wells in the process of active development on Viper’s Permian Basin acreage in which Viper expects to own an average 2.8% net royalty interest (38.2 net 100% royalty interest wells)
•Approximately 1,370 gross (32.0 net 100% royalty interest) line-of-sight wells on Viper’s Permian Basin acreage that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third-party operators’ permits

“The fourth quarter capped a significant year for Viper. In addition to our continued organic growth, we leveraged our leading position in the minerals and royalty sector to advance our differentiated acquisition strategy. The successful integration of the 2025 Drop Down and Sitio assets has further enhanced the scale, duration, and overall quality of our portfolio while reinforcing the durability of our growth outlook,” stated Kaes Van’t Hof, Chief Executive Officer of Viper.

Mr. Van’t Hof continued, “We also remained disciplined in our capital allocation, opportunistically repurchasing shares amid market dislocation while continuing to pay an above market dividend. The announcement today to increase our base dividend by 15% and our share repurchase authorization by $1 billion further highlights our commitment to a comprehensive return of capital strategy. Following the closing of our non-Permian divestiture, we enter 2026 with a fortress balance sheet very near our long-term net debt target of $1.5 billion, and as such, believe Viper is well positioned to increase our return of capital upwards of 100% of cash available for distribution while also delivering sustainable per-share growth.”

FINANCIAL UPDATE

Viper’s fourth quarter 2025 average unhedged realized prices were $58.43 per barrel of oil, $0.81 per Mcf of natural gas and $16.67 per barrel of natural gas liquids, resulting in a total equivalent realized price of $34.23/boe.

Viper’s fourth quarter 2025 average hedged realized prices were $57.28 per barrel of oil, $1.53 per Mcf of natural gas and $16.67 per barrel of natural gas liquids, resulting in a total equivalent realized price of $34.80/boe.

During the fourth quarter of 2025, the Company recorded total operating income of $435 million and a consolidated net loss (including non-controlling interest) of $246 million, which was primarily driven by a non-cash impairment of $408 million due to recording properties acquired from Diamondback in the drop down transaction that closed on May 1, 2025 (the “2025 Drop Down”) at Diamondback’s historical carrying value.

As of December 31, 2025, the Company had a cash balance of $13 million and total debt outstanding (excluding debt issuance costs, discounts and premiums) of $2.2 billion, resulting in net debt (as defined and reconciled below) of $2.2 billion. Viper’s outstanding long-term debt as of December 31, 2025 consisted of $500 million in aggregate principal amount of its 4.900% Senior Notes due 2030, $1.1 billion in aggregate principal amount of its 5.700% Senior Notes due 2035, $500 million of borrowings on its term loan and $105 million of borrowings on its revolving credit facility, leaving approximately $1.4 billion available for future borrowings and approximately $1.4 billion of total liquidity.

On February 9, 2026, the Company closed the Non-Permian Divestiture for net proceeds of approximately $617 million (subject to customary post-closing adjustments), which were utilized to fully repay $500 million of borrowings on its term loan and fully repay the outstanding balance on its revolving credit facility.

FOURTH QUARTER 2025 CASH DIVIDEND & CAPITAL RETURN PROGRAM

Viper announced today that the Company’s Board of Directors (the “Board”) declared a base cash dividend of $0.38 per Class A common share for the fourth quarter of 2025, payable on March 12, 2026 to Class A common stockholders of record at the close of business on March 5, 2026.

The Board also declared a variable cash dividend of $0.14 per Class A common share for the fourth quarter of 2025, payable on March 12, 2026 to Class A common stockholders of record at the close of business on March 5, 2026.

During the fourth quarter of 2025, Viper repurchased 2.4 million shares of the Company’s common stock (including both Class A shares and Class B shares paired with OpCo units) for an aggregate purchase price of approximately $94 million, excluding excise tax (average price of $38.69 per share).

In total, since the initiation of Viper’s common stock repurchase program on November 9, 2020 through February 20, 2026, the Company has repurchased approximately 18.9 million shares of common stock (including both Class A shares and Class B shares paired with OpCo units) for an aggregate purchase price of approximately $525 million, excluding excise tax (average price of $27.80 per share) and has approximately $1.2 billion remaining on its share buyback authorization, including the $1 billion increase announced today. Future base and variable cash dividends and stock repurchases are at the discretion of the Board and are subject to a number of factors discussed in Viper’s reports filed with the U.S. Securities and Exchange Commission (“SEC”).

OPERATIONS UPDATE

During the fourth quarter of 2025, Viper estimates that, excluding the recently divested non-Permian assets, 739 gross (13.0 net 100% royalty interest) horizontal wells with an average royalty interest of 1.8% were turned to production on its acreage position with an average lateral length of 11,283 feet. Of these 739 gross wells, Diamondback is the operator of 107 gross wells, with an average royalty interest of 5.0%, and the remaining 632 gross wells, with an average royalty interest of 1.2%, are operated by third parties.

As of December 31, 2025, Viper’s footprint of mineral and royalty interests in the Permian Basin was approximately 86,599 net royalty acres.

Our gross well information as of December 31, 2025 in the Permian Basin is as follows, unless otherwise specified:

	Diamondback Operated	Third-Party Operated	Total
Q4 2025 horizontal wells turned to production(1):
Gross wells	107	632	739
Net 100% royalty interest wells	5.3	7.7	13.0
Average percent net royalty interest	5.0%	1.2%	1.8%

FY 2025 Horizontal wells turned to production(2):
Gross wells	415	1,670	2,085
Net 100% royalty interest wells	20.7	21.3	42.0
Average percent net royalty interest	5.0%	1.3%	2.0%

Horizontal producing well count:
Gross wells	4,092	19,942	24,034
Net 100% royalty interest wells	258.3	311.1	569.4
Average percent net royalty interest	6.3%	1.6%	2.4%

Horizontal active development well count:
Gross wells	263	1,125	1,388
Net 100% royalty interest wells	20.9	17.3	38.2
Average percent net royalty interest	7.9%	1.5%	2.8%

Line of sight wells:
Gross wells	304	1,066	1,370
Net 100% royalty interest wells	16.9	15.1	32.0
Average percent net royalty interest	5.6%	1.4%	2.3%
(1)Average lateral length of 11,283 feet.
(2)Average lateral length of 11,618 feet.

The 1,388 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 98 gross rigs operating on Viper’s acreage, eight of which are operated by Diamondback. The 1,370 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third-party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

YEAR END RESERVES UPDATE

Viper’s proved oil and natural gas reserve estimates and their associated future net cash flows were prepared by Viper’s internal reservoir engineers, and audited by Ryder Scott Company, L.P., independent petroleum engineers, as of December 31, 2025. Reference prices of $65.34 per barrel of oil and natural gas liquids and $3.39 per MMbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $64.80 per barrel of oil, $1.31 per Mcf of natural gas and $18.95 per barrel of natural gas liquids.

Proved reserves at year-end 2025 of 406,035 Mboe (193,206 Mbo) represent a 107% increase over year-end 2024 reserves. The year-end 2025 proved reserves have a standardized measure of discounted future net cash flows of $6.6 billion and a PV-10 value (as defined below and reconciled below) of approximately $7.4 billion.

Proved developed reserves increased by 93% year over year to 316,702 Mboe (147,036 Mbo) as of December 31, 2025, reflecting recent acquisitions and continued horizontal development by the operators of Viper’s acreage.

Net proved reserve additions of 244,883 Mboe resulted in a reserve replacement ratio of 705% (defined as the sum of extensions, discoveries, revisions, purchases and divestitures, divided by annual production). The organic reserve replacement ratio was 126% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 62,170 Mboe are primarily attributable to the drilling of 1,497 new wells and from 1,071 new proved undeveloped locations added. The Company’s total downward revisions of previous estimated quantities of 18,570 Mboe consist of negative revisions of 11,481 Mboe associated with lower commodity prices, PUD downgrades of 4,722 Mboe and performance revisions of 2,367 Mboe. The purchase of reserves in place of 201,291 Mboe resulted primarily from the Sitio Acquisition, the 2025 Drop Down, the Morita Ranches Acquisition and other acquisitions of certain mineral and royalty interests.

	Oil (MBbls)	Gas (MMcf)	Liquids (MBbls)	Mboe(1)
As of December 31, 2024	93,563	292,624	53,540	195,873
Purchase of reserves in place	90,168	336,127	55,102	201,291
Extensions and discoveries	31,305	90,973	15,702	62,170
Revisions of previous estimates	(3,951)	(31,751)	(9,328)	(18,570)
Divestitures	(4)	(12)	(2)	(8)
Production	(17,875)	(51,676)	(8,233)	(34,721)
As of December 31, 2025	193,206	636,285	106,781	406,035
(1)Includes total proved reserves of 219,259 MBOE and 94,019 MBOE as of December 31, 2025 and 2024, respectively, attributable to a non-controlling interest in the Operating Company.

As the owner of mineral and royalty interests, Viper incurred no exploration and development costs during the year ended December 31, 2025.

	December 31,
	2025	2024	2023
	(in millions)
Acquisition costs:
Proved properties	$4,976	$341	$403
Unproved properties	3,968	830	758
Total	$8,944	$1,171	$1,161

GUIDANCE UPDATE

Below is Viper’s guidance for the full year 2026, as well as average production guidance for Q1 2026. This guidance gives effect to the Non-Permian Divestiture, which closed on February 9, 2026.

Viper Energy, Inc.

Q1 2026 Net Production - Mbo/d	62.5 - 64.5
Q1 2026 Net Production - Mboe/d	124.0 - 128.0
Full Year 2026 Net Production - Mbo/d	61.0 - 67.0
Full Year 2026 Net Production - Mboe/d	120.0 - 132.0

Unit costs ($/boe)
Depletion	$17.50 - $19.50
Cash G&A	$0.70 - $0.90
Non-Cash Share-Based Compensation	$0.10 - $0.20
Net Interest Expense	$1.90 - $2.40

Production and Ad Valorem Taxes (% of Revenue)	~7%
Cash Tax Rate (% of Pre-Tax Income Attributable to the Company)(1)(2)	27% - 30%
Q1 2026 Cash Taxes ($ - million)(2)(3)	$17 - $23
(1)Pre-tax income attributable to the Company is a non-GAAP measure. We are not able to forecast the most directly comparable GAAP measure – Income (loss) before income taxes – due to the high variability and difficulty in predicting certain items that affect Income (loss) before income taxes, such as future commodity prices, pace of development and production of our mineral interests, and factors impacting the Company’s ownership of the net assets of VNOM Holding Company LLC such as repurchases of our Class A common shares, Class B common shares or VNOM Holding Company LLC’s units (OpCo Units), or conversions of our Class B common shares and/or OpCo units to Class A common shares.
(2)Excludes estimated taxable gain on Viper non-core assets divestiture.
(3)Attributable to the Company.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2025 on Tuesday, February 24, 2026 at 10:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy, Inc.

Viper is a corporation formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin in West Texas. For more information, please visit www.viperenergy.com.

Investors and others should note that Viper announces material financial and operational information to our investors using our investor relations website (https://www.viperenergy.com/investors/overview), press releases, SEC filings and public conference calls and webcasts. The information we post through our investor relations website may be deemed material. Accordingly, investors should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions that could cause the results to differ materially from such statements. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; the anticipated benefits from the Sitio Acquisition or other strategic transactions (including the 2025 Drop Down, the Non-Permian Divestiture or any other acquisitions or divestitures); and plans and objectives (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash dividend policy and common stock repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas and natural gas liquids and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions; actions taken by the members of OPEC and its non-OPEC allies (OPEC+) affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments; changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, or instability in the financial sector; regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and changing political and social perspectives on climate change and other environmental, social and governance factors; risks from our cash dividend policy and uncertainties over our future dividends; restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin; significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges; changes in U.S. energy, environmental, monetary and trade policies, including with respect to tariffs or other trade barriers and any resulting trade tensions; conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our limited number of operators and our ability to replace operators in time of bankruptcy or default; changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators; the inherent uncertainties over our estimated reserves, the development of our proved undeveloped reserves or the yield from project areas on our properties; the geographical concentration of our producing properties and reserves in the Permian Basin and in a small number of producing horizons; changes in safety, health, environmental, tax and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change); security threats, including cybersecurity threats and disruptions to our business from breaches of Diamondback’s information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business; lack of, or disruption in, access to adequate and reliable electrical power, internet and telecommunication infrastructure, information and computer systems, transportation, processing, storage and other facilities impacting our operators; severe weather conditions and natural disasters; geopolitics, regional conflicts, acts of war or terrorist acts and the governmental or military response thereto; changes in the financial strength of counterparties to the credit facility and hedging contracts of our operating subsidiary; our substantial indebtedness and changes in our credit rating; failure to develop or acquire additional reserves and identify, complete or integrate acquisitions; our operational dependence on, and control by, Diamondback and potential conflicts of interest thereof; and other risks and factors discussed in Viper’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent periodic filings with the SEC, including its Forms 10-K, 10-Q and 8-K, and other filings Viper makes with the SEC, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time.. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy, Inc.
Consolidated Statements of Operations
(unaudited, in millions, except per share amounts, shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating income:
Oil income	$357	$192	$1,131	$750
Natural gas income	16	6	56	15
Natural gas liquids income	49	27	159	89
Royalty income	422	225	1,346	854
Lease bonus income	5	4	24	6
Lease bonus income—related party	7	—	24	—
Other operating income	1	—	1	1
Total operating income	435	229	1,395	861
Costs and expenses:
Production and ad valorem taxes	29	16	94	61
Depletion	234	64	607	214
Impairment	408	—	768	—
General and administrative expenses	6	1	18	8
General and administrative expenses—related party	6	4	17	11
Other operating expenses	6	—	31	—
Total costs and expenses	689	85	1,535	294
Income (loss) from operations	(254)	144	(140)	567
Other income (expense):
Interest expense, net	(36)	(20)	(96)	(74)
Gain (loss) on derivative instruments, net	23	6	44	11
Gain (loss) on early extinguishment of debt	—	—	(32)	—
Other income (expense), net	—	—	(1)	—
Total other income (expense), net	(13)	(14)	(85)	(63)
Income (loss) before income taxes	(267)	130	(225)	504
Provision for (benefit from) income taxes	(21)	(143)	(19)	(100)
Net income (loss)	(246)	273	(206)	604
Net income (loss) attributable to non-controlling interest	(143)	63	(138)	245
Net income (loss) attributable to Viper Energy, Inc.	$(103)	$210	$(68)	$359

Net income (loss) attributable to common shares:
Basic	$(0.61)	$2.04	$(0.48)	$3.82
Diluted	$(0.61)	$2.04	$(0.48)	$3.82
Weighted average number of common shares outstanding:
Basic	168,613	102,977	142,530	93,932
Diluted	168,613	102,977	142,530	93,932

Viper Energy, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except par values and share data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$13	$27
Royalty income receivable (net of allowance for credit losses)	262	149
Royalty income receivable—related party	88	31
Prepaid expenses and other current assets	50	31
Total current assets	413	238
Property:
Oil and natural gas properties:
Proved properties	9,746	3,533
Unproved properties	4,910	2,180
Other property, equipment and land	8	6
Accumulated depletion and impairment	(2,455)	(1,081)
Property, net	12,209	4,638
Deferred income taxes (net of allowances)	33	185
Other assets	16	8
Total assets	$12,671	$5,069
Liabilities and Stockholders’ Equity
Current liabilities:
Accrued liabilities	$107	$43
Other current liabilities	4	6
Total current liabilities	111	49
Long-term debt, net	2,186	1,083
Other long-term liabilities	11	30
Total liabilities	2,308	1,162
Stockholders’ equity:
Class A Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 170,942,687 and 102,977,142 shares issued and outstanding as of December 31, 2025, and December 31, 2024, respectively	—	—
Class B Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 187,023,698 and 85,431,453 shares issued and outstanding as of December 31, 2025, and December 31, 2024, respectively	—	—
Additional paid-in capital	4,726	1,569
Retained earnings (accumulated deficit)	(278)	118
Total Viper Energy, Inc. stockholders’ equity	4,448	1,687
Non-controlling interest	5,915	2,220
Total equity	10,363	3,907
Total liabilities and stockholders’ equity	$12,671	$5,069

Viper Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income (loss)	$(246)	$273	$(206)	$604
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	(41)	(148)	(83)	(149)
Depletion	234	64	607	214
Impairment	408	—	768	—
(Gain) loss on derivative instruments, net	(23)	(6)	(44)	(11)
Net cash receipts (payments) on derivatives	7	(1)	30	(3)
(Gain) loss on extinguishment of debt	—	—	32	—
Other	3	2	13	6
Changes in operating assets and liabilities:
Royalty income receivable	15	(16)	(25)	(13)
Royalty income receivable—related party	(1)	5	(34)	(28)
Accounts payable and accrued liabilities	21	(7)	(19)	7
Accounts payable—related party	—	2	(2)	1
Other	22	(10)	16	(8)
Net cash provided by (used in) operating activities	399	158	1,053	620
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(65)	(425)	(1,549)	(696)
Acquisitions of oil and natural gas interests—related party	(2)	—	(875)	—
Proceeds from sale of oil and natural gas interests	—	—	—	88
Net cash provided by (used in) investing activities	(67)	(425)	(2,424)	(608)
Cash flows from financing activities:
Proceeds from debt	160	372	3,250	842
Repayments of debt	(595)	(111)	(2,163)	(844)
Net proceeds from public offering	—	—	1,232	476
Repurchases of shares of Class A Common Stock as part of the repurchase program	(53)	—	(153)	—
Repurchases of OpCo Units as part of the repurchase program	(41)	—	(41)	—
Dividends to stockholders	(99)	(62)	(328)	(219)
Dividends to Diamondback	(103)	(63)	(361)	(255)
Dividends to other non-controlling interest	(31)	(7)	(56)	(7)
Other	—	(4)	(23)	(4)
Net cash provided by (used in) financing activities	(762)	125	1,357	(11)
Net increase (decrease) in cash and cash equivalents	(430)	(142)	(14)	1
Cash, cash equivalents and restricted cash at beginning of period	443	169	27	26
Cash and cash equivalents at end of period	$13	$27	$13	$27

Viper Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Production Data:
Oil (MBbls)	6,110	2,747	17,875	9,939
Natural gas (MMcf)	19,668	7,236	51,676	24,606
Natural gas liquids (MBbls)	2,940	1,209	8,233	4,181
Combined volumes (Mboe)(1)	12,328	5,162	34,721	18,221

Average daily oil volumes (bo/d)	66,413	29,859	48,973	27,156
Average daily combined volumes (boe/d)	134,000	56,109	95,126	49,784

Average sales prices:
Oil ($/Bbl)	$58.43	$69.91	$63.27	$75.48
Natural gas ($/Mcf)	$0.81	$0.84	$1.08	$0.60
Natural gas liquids ($/Bbl)	$16.67	$22.15	$19.31	$21.17
Combined ($/boe)(2)	$34.23	$43.56	$38.77	$46.85

Oil, hedged ($/Bbl)(3)	$57.28	$69.00	$62.38	$74.57
Natural gas, hedged ($/Mcf)(3)	$1.53	$1.05	$1.92	$0.85
Natural gas liquids ($/Bbl)(3)	$16.67	$22.15	$19.31	$21.17
Combined price, hedged ($/boe)(3)	$34.80	$43.38	$39.54	$46.68

Average Costs ($/boe):
Production and ad valorem taxes	$2.35	$3.13	$2.71	$3.34
General and administrative - cash component	0.81	0.72	0.81	0.86
Total operating expense - cash	$3.16	$3.85	$3.52	$4.20

General and administrative - non-cash stock compensation expense	$0.16	$0.16	$0.20	$0.16
Interest expense, net	$2.92	$3.70	$2.76	$4.05
Depletion	$18.98	$12.51	$17.48	$11.77
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP (as defined below) financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to the Company, plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash share-based compensation expense, depletion, impairment, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, provision for (benefit from) income taxes, and other non-cash or non-recurring operating expenses. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.

Viper defines cash available for distribution to the Company’s stockholders generally as an amount equal to its Adjusted EBITDA for the applicable period less cash needed for income taxes payable by Viper for the current period, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, net of tax, distribution equivalent rights payments, if any, preferred dividends, an adjustment for changes in ownership interests that occurred subsequent to the period, if any, and for the year ended 2025, an adjustment to include the discretionary cash flow generated by Sitio from July 1, 2025 through August 18, 2025 which was received by Viper in connection with the closing of the Sitio Acquisition. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s ability to return capital to stockholders by excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Viper’s dividend policy also requires the Company to distribute, as variable dividends, at least seventy-five percent (75%) of cash available for distribution less base dividends declared and repurchased shares as part of its share buyback program for the applicable quarter.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution:

Viper Energy, Inc.
(unaudited, in millions, except per share amounts, shares in thousands)

	Three Months Ended December 31, 2025	Year Ended December 31, 2025
Net income (loss) attributable to Viper Energy, Inc.	$(103)	$(68)
Net income (loss) attributable to non-controlling interest	(143)	(138)
Net income (loss)	(246)	(206)
Interest expense, net	36	96
Non-cash share-based compensation expense	2	7
Depletion	234	607
Impairment	408	768
Non-cash (gain) loss on derivative instruments	(16)	(14)
(Gain) loss on extinguishment of debt	—	32
Provision for (benefit from) income taxes	(21)	(19)
Other non-recurring expenses	6	31
Consolidated Adjusted EBITDA	403	1,302
Less: Adjusted EBITDA attributable to non-controlling interest	216	681
Adjusted EBITDA attributable to Viper Energy, Inc.	$187	$621

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable by Viper Energy, Inc. for the current period	$(21)	$(65)
Debt service, contractual obligations, fixed charges and reserves	(16)	(48)
Lease bonus income, net of tax	(5)	(18)
Dividend equivalent rights payments	—	(1)
Cash available for distribution to Viper Energy, Inc. stockholders	145	489
Sitio cash available for distribution - July 1 to August 18	—	18
Cash available for distribution to Viper Energy, Inc. stockholders	$145	$507

	Three Months Ended December 31, 2025
	Amounts	Amounts Per Common Share
Return of Capital Reconciliation:
Cash available for distribution to Viper Energy, Inc. stockholders	$145	$0.85

Base dividend	$65	$0.38
Repurchased shares as part of share buyback(1)	43	0.25
Variable dividend	23	0.14
Return of Capital	$131	$0.77

Percent return of capital		90%

Class A common stock outstanding		170,943
(1)Reflects amounts attributable to the common stockholders’ ownership interest in Viper Energy, Inc.

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to the Company. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to holders of the Company’s Class A common stock.

Viper Energy, Inc.
Pre-tax income attributable to Viper Energy, Inc.
(unaudited, in millions)

Three Months Ended December 31, 2025

Income (loss) before income taxes	$(267)
Less: Net income (loss) attributable to non-controlling interest	(143)
Pre-tax income (loss) attributable to Viper Energy, Inc.	$(124)

Income taxes payable by Viper Energy, Inc. for the current period	$21
Effective cash tax rate attributable to Viper Energy, Inc.(1)	31.8%
(1)Viper Energy, Inc.’s effective cash tax rate excludes non-cash full cost ceiling test impairment recorded during the three months ended December 31, 2025.

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to the Company plus net income (loss) attributable to non-controlling interest, further adjusted for non-cash (gain) loss on derivative instruments, net, impairment, (gain) loss on extinguishment of debt, if any, other non-cash or non-recurring operating expenses, if any, and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to the Company to the non-GAAP financial measure of adjusted net income (loss):

Viper Energy, Inc.
Adjusted Net Income (Loss)
(unaudited, in millions, except per share data)

	Three Months Ended December 31, 2025
	Amounts	Amounts Per Diluted Share
Net income (loss) attributable to Viper Energy, Inc. (1)	$(103)	$(0.61)
Net income (loss) attributable to non-controlling interest	(143)	(0.85)
Net income (loss)(1)	(246)	(1.46)
Non-cash (gain) loss on derivative instruments, net	(16)	(0.09)
Impairment	408	2.42
Other non-recurring expenses	6	0.03
Adjusted income excluding above items(1)	152	0.90
Income tax adjustment for above items	(31)	(0.18)
Adjusted net income (loss)(1)	121	0.72
Less: Adjusted net income (loss) attributed to non-controlling interests	69	0.41
Adjusted net income (loss) attributable to Viper Energy, Inc. (1)	$52	$0.31

Weighted average number of common shares outstanding:
Basic		168,613
Diluted		168,613
(1)The Company’s earnings (loss) per diluted share amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of Class A common shares and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to the Company, (ii) less reallocation of earnings attributable to participating securities, if any, and (iii) divided by diluted weighted average Class A common shares outstanding.

NET DEBT

The Company defines the non-GAAP measure of net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company’s leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	December 31, 2025	Net Q4 Principal Borrowings/(Repayments)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(in millions)
Total debt(1)	$2,205	$(435)	$2,640	$1,105	$830	$1,091
Cash and cash equivalents	(13)		(443)	(28)	(560)	(27)
Net debt	$2,192		$2,197	$1,077	$270	$1,064
(1) Excludes debt issuance costs, discounts & premiums.

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and natural gas properties and that the presentation the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and natural gas industry.

The following table reconciles the Company’s standardized measure of discounted future net cash flows, a GAAP financial measure to PV-10, a non-GAAP financial measure. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in millions)	December 31, 2025
Standardized measure of discounted future net cash flows after taxes	$6,647
Add: Present value of future income tax discounted at 10%	735
PV-10	$7,382

Derivatives

As of the date of this news release, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Q1 2026	Q2 2026	Q3 2026	Q4 2026	FY 2027
Deferred Premium Puts - WTI (Cushing)	40,000	40,000	35,000	—	—
Strike	$51.75	$49.06	$53.93	$—	$—
Premium	$(1.56)	$(1.42)	$(1.06)	$—	$—

	Q1 2026	Q2 2026	Q3 2026	Q4 2026	FY 2027
Costless Collars - Henry Hub	60,000	60,000	60,000	60,000	—
Floor	$2.75	$2.75	$2.75	$2.75	$—
Ceiling	$6.64	$6.64	$6.64	$6.64	$—

	Q1 2026	Q2 2026	Q3 2026	Q4 2026	FY 2027
Natural Gas Basis Swaps - Waha Hub	80,000	80,000	80,000	80,000	40,000
Swap Price	$(1.86)	$(1.99)	$(1.99)	$(1.74)	$(1.40)

Investor Contact:

Chip Seale
+1 432.247.6218
cseale@viperenergy.com

Source: Viper Energy, Inc.; Diamondback Energy, Inc.